Exhibit 99.1

uniQure Announces First Quarter 2017 Financial Results and

Highlights Recent Company Progress

Lexington, MA and Amsterdam, the Netherlands, May 9, 2017 — uniQure N.V. (NASDAQ: QURE, a leading gene therapy company developing transformative therapies for patients with severe medical needs, today reported its financial results for the first quarter of 2017 and highlighted recent progress in advancing its pipeline.

“In early 2017, we continued to make progress across our strategic priorities, including our gene therapy programs in hemophilia B, Huntington’s disease and congestive heart failure,” stated Matthew Kapusta, chief executive officer of uniQure. “Over the past few months, AMT-060 received Breakthrough Therapy and PRIME designation based on the promising data from our ongoing Phase I/II study, and we look forward to presenting updated data from the study in July at ISTH.  We also initiated discussions with the FDA regarding planning for a pivotal study, and expect additional interactions with regulators in 2017 as we prepare for late-stage development.”

“In addition, we recently presented promising, new preclinical data in Huntington’s disease from a large animal model, and remain on track to initiate an IND-enabling toxicology study in the second half of 2017,” added Mr. Kapusta.  “We also continue to advance, in collaboration with BMS, our preclinical studies of S100A1 in heart failure, as well as other early stage product candidates targeting CNS and liver-directed diseases, and we look forward to providing an update on our progress this year.”

First Quarter 2017 and Recent Significant Corporate Highlights

•                  Received European Medicines Agency (EMA) Priority Medicines (PRIME) Designation for AMT-060, its proprietary investigational gene therapy in patients with severe hemophilia B.

•                  This designation follows the Breakthrough Therapy designation for AMT-060 received earlier this year from the U.S. Food and Drug Administration (FDA) and  is based on results from the ongoing, dose-ranging Phase I/II study that show a near cessation of spontaneous bleeding in patients with severe disease at up to 12 months follow-up, clinically significant and sustained increases in Factor IX (FIX) and substantial reductions in FIX replacement usage.

•                  Received positive feedback on progressing its gene therapy program in hemophilia B from the FDA following an end-of-Phase II meeting.

•                 The FDA acknowledged the early clinical benefit observed with AMT-060 and expressed no safety concerns based on the Phase I/II data that were presented at a major medical conference late last year.  The Company expects to have a similar end-of-Phase II meeting with the EMA later this quarter.

•                 The Company is completing the technology transfer from its Amsterdam site to its state-of-the-art manufacturing facility in Lexington, MA.  Comprehensive planning to advance the hemophilia B program into late-stage clinical development is ongoing, with a pivotal study expected to begin in 2018.

•                  Presented new preclinical data on AMT-130 in Huntington’s Disease at CHDI’s 12th Annual Huntington’s Disease Therapeutics Conference.

•                  Data from the study demonstrate for the first time efficacy in one of the largest HD animal models available for testing, including a strong dose-dependent reduction of mutant huntingtin protein and widespread vector distribution in the brain.

•                  Expression of mutant HTT mRNA was significantly reduced in all regions of the brain transduced by AMT-130 by 50% to 80%, as well in the cortex by up to 40%, compared with control. Researchers also observed a dose-dependent reduction in mutant huntingtin protein levels of more than 50% in the brain, as well as similar trends in cerebral spinal fluid.

•                  IND-enabling toxicology study is on track to begin in the second half of 2017.

•                 Announced that it will not seek marketing authorization renewal for Glybera® in Europe.

•                 The current marketing authorization for Glybera will expire on October 25, 2017.  The Company’s decision involved a thoughtful and careful evaluation of patient needs and the clinical use of the therapy, and is not related to any risk-benefit concern.  Glybera’s usage has been extremely limited and it is not expected that patient demand would increase materially in future years.

•                 uniQure expects to reduce future expenses related to the product by approximately $2 million annually, beginning in 2018 and net of any payments to Chiesi, its commercial partner for Glybera.

•                 Published data demonstrating wide distribution of AAV5 in the central nervous system (CNS).

•                 The publication in the journal Gene Therapy highlighted data demonstrating widespread transduction in the CNS following direct injection of uniQure’s AAV5 vector in a large animal model. The method of injection used was found to result in controlled and accurate administration with no adverse events observed in the non-human primates.The study will help guide clinical development of uniQure’s gene therapy product candidate in Huntington’s disease, as well as other product candidates targeting CNS disorders that are being evaluated by the Company.

•                  Advanced research collaboration focused on cardiovascular diseases with multiple ongoing peclinical studies

•                  Continued progress is being made with collaborator Bristol-Myers Squibb (BMS) in multiple dose-ranging analyses and comparability studies in healthy and diseased pigs. This ongoing work is in support of an IND application expected to be filed by BMS in 2018.

Upcoming Events in Second-Quarter and Mid-2017

•                  American Society of Gene and Cell Therapy (ASGCT) meeting, May 10-13, 2017:

•                  Five abstracts have been accepted for presentation at ASGCT.  Members of uniQure’s research and development team, together with external collaborators,  will present data focused on progress in re-administration protocols, gene therapy delivery systems and optimized vector distribution technologies in haemophilia B and Huntington’s disease.

•                  An investor and analyst breakfast meeting and webcast featuring senior leaders of its research and development team will be held on Friday, May 12, 2017 at 7:00 a.m. EDT.  To attend, please RSVP to Investors@uniQure.com as space is limited. The live webcast can be accessed through the link displayed in the Investor section of the uniQure website at: http://uniqure.com/investors-newsroom/events-presentations.php.

•                  American Biomanufacturing Summit, May 23-24, 2017:

•                  uniQure will present “Developing a Scalable Disposable Manufacturing Facility for Producing Gene Therapies” on Tuesday, May 23, 2017.  The Company’s Lexington-based facility is one of the largest, most versatile gene therapy manufacturing facilities in the world, with state-of-the-art commercial-scale production capabilities that utilize 100% single-use components.

•                  International Society of Thrombosis and Hemostasis (ISTH) meeting, July 8-13, 2017:

•                  uniQure expects to present long-term data and additional analysis from the ongoing, dose-ranging Phase I/II study of AMT-060 in patients with severe hemophilia B.  The presentation is expected to include up to eighteen months of follow-up from the study’s low-dose cohort and up to twelve months of follow-up from the study’s second, higher-dose cohort.

Financial Highlights

Cash Position:  As of March 31, 2017, the Company held cash and cash equivalents of $120.3 million, compared with $132.5 million as of December 31, 2016. The decrease in cash was primarily related to the advancement of its clinical and preclinical gene therapy targets, general corporate activities and capital expenditures related to its facilities in Lexington, MA and Amsterdam. The Company intends to significantly reduce capital expenditures in 2017 and 2018 and realize operational cost savings from the strategic restructuring initiated in November 2016 and the withdrawal of Glybera in October 2017.  As a result of these initiatives, the Company expects its cash on hand will be sufficient to fund operations into 2019.

Revenues:  Revenue for the first quarter of 2017 was $3.3 million compared with $4.3 million in the first quarter of 2016. The reduction in the current year period was driven by a decrease in collaboration revenue compared to the prior year period.  The reduction was primarily due to the timing of various reimbursable activities, including the production of preclinical material for the Company’s S100A1 gene therapy that occurred in the prior year period.

R&D Expenses:  Research and development expenses for the first quarter of 2017 were $17.0 million compared with $16.7 million in the first quarter of 2016.  The increase was primarily related to higher operating expenses and depreciation related to our Amsterdam facilities.

SG&A Expenses:  Selling, general and administrative expenses for the first quarter of 2017 were $6.4 million compared with $7.3 million in the first quarter of 2016.  The decrease was primarily related to one-time costs related to our CEO transition incurred in the prior year period.

Net Loss:  The net loss for the first quarter of 2017 was $20.3 million, or $0.80 per share, compared with $22.3 million, or $0.90 per share, for the first quarter of 2016.

About uniQure

uniQure is delivering on the promise of gene therapy — single treatments with potentially curative results. We are leveraging our modular and validated technology platform to rapidly advance a pipeline of proprietary and partnered gene therapies to treat patients with liver/metabolic, central nervous system and cardiovascular diseases. www.uniQure.com

uniQure Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to”, “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements include, but are not limited to, statements regarding the implementation and effects of the Company’s new strategic and organizational changes, the development of our gene therapy product candidates, the success of our collaborations and the risk of cessation, delay or lack of success of any of our ongoing or planned clinical studies and/or development of our product candidates. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with corporate restructuring, collaboration arrangements, our and our collaborators’ clinical development activities, regulatory oversight, product commercialization and intellectual property claims, as well as the risks, uncertainties and other factors described under the heading “Risk Factors” in uniQure’s 2016 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2017. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts:

Maria E. Cantor	Tom Malone
Direct: 339-970-7536	Direct: 339-970-7558
Mobile: 617-680-9452	Mobile: 339-223-8541
m.cantor@uniQure.com	t.malone@uniQure.com

Eva M. Mulder

Direct: +31 20 240 6103

Mobile: +31 6 52 33 15 79

e.mulder@uniQure.com

uniQure N.V.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016
	in thousands, except share and per share amounts
Current assets
Cash and cash equivalents	$120,271	$132,496
Accounts receivable and accrued income	1,233	3,680
Accounts receivable and accrued income from related party	517	5,500
Prepaid expenses	1,129	996
Other current assets	579	1,274
Total current assets	123,729	143,946
Non-current assets
Property, plant and equipment, net	35,241	35,702
Intangible assets, net	8,357	8,324
Goodwill	471	465
Other non-current assets	1,837	1,828
Total non-current assets	45,906	46,319
Total assets	$169,635	$190,265
Current liabilities
Accounts payable	$3,954	$5,524
Accrued expenses and other current liabilities	7,154	9,766
Current portion of long-term debt	2,443	605
Current portion of deferred rent	697	684
Current portion of deferred revenue	6,225	6,142
Total current liabilities	20,473	22,721
Non-current liabilities
Long-term debt, net of current portion	17,920	19,631
Deferred rent, net of current portion	8,090	6,781
Deferred revenue, net of current portion	75,404	75,612
Contingent consideration	1,989	1,838
Other non-current liabilities	32	51
Total non-current liabilities	103,435	103,913
Total liabilities	123,908	126,634
Commitments and contingencies (see note 13)
Shareholders’ equity
Ordinary shares , €0.05 par value: 60,000,000 shares authorized at March 31, 2017, and December 31, 2016, and 25,475,894 and 25,257,420 shares issued and outstanding at March 31, 2017, and December 31, 2016, respectively	1,604	1,593
Additional paid-in-capital	466,688	464,653
Accumulated other comprehensive loss	(6,235)	(6,557)
Accumulated deficit	(416,330)	(396,058)
Total shareholders’ equity	45,727	63,631
Total liabilities and shareholders’ equity	$169,635	$190,265

uniQure N.V.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2017	2016
	in thousands, except share and per share amounts
Total revenues	$3,321	$4,295
Operating expenses:
Research and development expenses	(16,994)	(16,706)
Selling, general and administrative expenses	(6,358)	(7,298)
Total operating expenses	(23,352)	(24,004)
Other income	316	445
Loss from operations	(19,715)	(19,264)
Non operating items, net	(557)	(2,478)
Loss before income tax benefit / (expense)	(20,272)	(21,742)
Income tax benefit / (expense)	—	(557)
Net loss	$(20,272)	$(22,299)

Basic and diluted net lass per common share	$(0.80)	$(0.90)
Weighted average shares used in computing basic and diluted net loss per common share	25,443,609	24,696,643